Exhibit 99.3

The information in this prospectus supplement is not complete and may be changed. [A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.] This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated             , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE DEBT SECURITIES OFFERINGS](1)

PROSPECTUS SUPPLEMENT

(To Prospectus dated                 , 20    )

$

TPG Specialty Lending, Inc.

% [Insert ranking/conversion information] Notes due

We are offering $         in aggregate principal amount of     % [Insert ranking/conversion information] notes due         , which we refer to as the Notes. [Insert relevant information regarding interest payments, redemption, etc.]

We are a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We seek to generate current income primarily through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities.

As of                 , 20        , our investment portfolio consisted of investments in          portfolio companies with an aggregate fair value of $         million. We intend to continue to pursue an investment strategy focused on direct origination of loans to middle-market companies principally domiciled in the United States.

We are an externally managed, closed-end, non-diversified management investment company. TSL Advisers, LLC, or the Adviser, acts as our investment adviser and administrator. We and the Adviser are part of the TPG Special Situations Partners platform, which had over $         billion of assets under management as of                 , 20    . TPG Special Situations Partners is the special situations and credit platform of TPG, a leading global private investment firm founded in 1992 with over $         billion of assets under management as of                 , 20    .

The companies in our investment portfolio are typically highly leveraged, and, in many cases, our investments in these companies are not rated by any rating agency. If these investments were rated, we believe that most would likely receive a rating of below investment grade (that is, below BBB- or Baa3, which is often referred to as “junk”). Our exposure to below investment grade instruments involves certain risks, including speculation with respect to the borrower’s capacity to pay interest and repay principal. The debt investments in our portfolio generally have a significant portion of principal due at the maturity of the investment, which would result in a substantial loss to us if such borrowers are unable to refinance or repay their debt at maturity.

Substantially all of our debt investments have variable interest rates that reset periodically based on interest rate benchmarks such as London Interbank Offered Rate, the Federal Funds Effective Rate or the Prime Rate. As a result, significant increases in such interest rate benchmarks in the future would make it more difficult for these borrowers to service their obligations under the debt investments that we hold.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and page [    ]of the accompanying prospectus, including the risk of leverage.

Please read this prospectus supplement and the accompanying prospectus before investing and keep each for future reference. This prospectus supplement and accompanying prospectus contain important information about us that a prospective investor ought to know before investing in our securities. Information required to be included in a Statement of Additional Information may be found in this prospectus supplement and the accompanying prospectus. We also file periodic and current reports, proxy statements and other information about us with the Securities and Exchange Commission. This information is available free of charge by contacting us at 345 California Street, Suite 3300, San Francisco, CA 94104, calling us at (817) 871-4000 or visiting our website                      at http://www.tpgspecialtylending.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains this information.

	Per Note		Total

Public offering price		%	$
Underwriting discount (sales load)		%	$
Proceeds to us, before expenses (1)		%	$

(1)	Before deducting expenses payable by us related to this offering, estimated at $ .

[The underwriters may also purchase up to an additional $         total aggregate principal amount of Notes offered hereby, to cover over-allotments, if any, within days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $        , the total underwriting discount (sales load) paid by us will be $        , and total proceeds, before expenses, will be $        .]

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

The Securities and Exchange Commission, or SEC, has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about                 , 20    .

The date of this prospectus supplement is                 , 20    .

(1)	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

We have not, and the underwriters have not, authorized anyone to give you any information other than in this prospectus supplement and the accompanying prospectus, and we take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date. We will update these documents to reflect material changes only as required by law.

Prospectus Supplement

Prospectus

Page
[Insert table of contents from base prospectus.]

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

In addition to factors identified elsewhere in this prospectus supplement and the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	an economic downturn could impair our portfolio companies’ abilities to continue to operate, which could lead to the loss of some or all of our investments in those portfolio companies;

•	such an economic downturn could disproportionately impact the companies in which we have invested and others that we intend to target for investment, potentially causing us to experience a decrease in investment opportunities and diminished demand for capital from these companies;

•	such an economic downturn could also impact availability and pricing of our financing;

•	an inability to access the capital markets could impair our ability to raise capital and our investment activities; and

•	the risks, uncertainties and other factors we identify in the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, some of those assumptions are based on the work of third parties and any of those assumptions could prove to be inaccurate; as a result, forward-looking statements based on those assumptions also could prove to be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement or the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include, among other things, those described or identified in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. We do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law. You should understand that, under Sections 27A(b)(2)(B) and (D) of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E(b)(2)(B) and (D) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement or the accompanying prospectus.

THE COMPANY

This summary highlights some of the information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read this entire prospectus supplement and the accompanying prospectus carefully. In particular, you should read the more detailed information set forth under “Risk Factors” in this prospectus supplement and the accompanying prospectus and the consolidated financial statements and the related notes included elsewhere in this prospectus supplement and the accompanying prospectus.

As used in the prospectus supplement and the accompanying prospectus, except where the context suggests otherwise, references to:

•	“TSL,” “TPG Specialty Lending,” “we,” “us,” “our,” the “Company,” and the “Registrant” refer to TPG Specialty Lending, Inc., a Delaware corporation, and its consolidated subsidiaries;

•	the consolidated subsidiaries of TPG Specialty Lending, Inc. refers to TC Lending, LLC, TPG SL SPV, LLC and TSL MR, LLC, each a Delaware limited liability company;

•	“Adviser” refers to TSL Advisers, LLC, a Delaware limited liability company;

•	“TSSP” refers to TPG Special Situations Partners, LLC; and

•	“TPG” refers to TPG Global, LLC and its affiliates.

We have elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for U.S. federal income tax purposes we have elected to be treated as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended, or the Code.

Unless indicated otherwise or the context suggests otherwise, all information in this prospectus supplement and the accompanying prospectus gives effect to our stock split in the form of a stock dividend on December 5, 2013.

TPG Specialty Lending

We are a specialty finance company focused on lending to middle-market companies. Since we began our investment activities in July 2011 through                 , 20    , we have originated          billion aggregate principal amount of investments and retained aggregate principal amount of these investments on our balance sheet prior to any subsequent exits and repayments. We seek to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. By “middle-market companies,” we mean companies that have annual earnings before interest, income taxes, depreciation and amortization, or EBITDA, which we believe is a useful proxy for cash flow, of $10 million to $250 million, although we may invest in larger or smaller companies on occasion.

We generate revenues primarily in the form of interest income from the investments we hold. In addition, we generate income from dividends on direct equity investments, capital gains on the sales of loans and debt and equity securities and various loan origination and other fees.

In conducting our investment activities, we believe that we benefit from the significant scale and resources of our Adviser and its affiliates. We have operated our business as a BDC since we began our investment activities in July 2011, and we are currently one of the largest BDCs by total assets.

Investment Portfolio

The companies in which we invest use our capital to support organic growth, acquisitions, market or product expansion and recapitalizations. We invest in first-lien debt, second-lien debt, mezzanine debt and equity investments. Our first-lien debt may include stand-alone first-lien loans; “last out” first-lien loans, which are loans that have a secondary priority behind super-senior “first out” first-lien loans; “unitranche” loans, which are loans that combine features of first-lien, second-lien and mezzanine debt, generally in a first-lien position; and secured corporate bonds with similar features to these categories of first-lien loans. Our second-lien debt may include secured loans, and, to a lesser extent, secured corporate bonds, with a secondary priority behind first-lien debt. Based on fair value as of                 , 20    , our portfolio consisted of     % first-lien debt investments,     % second-lien debt investments,         % mezzanine debt investments and     % equity investments. Approximately     % of our investments as of                 , 20     are floating rate in nature, subject to interest rate floors, which we believe helps act as a portfolio-wide hedge against inflation.

As of                 , 20    , our portfolio was invested across          different industries. The largest industries in our portfolio, based on fair value as of                 , 20    , were                 ,                 , and                 , which represented, as a percentage of our portfolio,     %,     %, and     %, respectively. We expect that no single investment will represent more than     % of our total investment portfolio, based on fair value.

As of                 , 20    , we had investments in          portfolio companies with an aggregate fair value of $         million. For the months ended                 , 20    , we made new investment commitments of $         million, $         million in          new portfolio companies and $         million in          existing portfolio companies. For this period, we had $         million aggregate principal amount in exits and repayments, resulting in net portfolio growth of $         million aggregate principal amount.

As of December 31, 20    , we had investments in          portfolio companies with an aggregate fair value of $         million. For the year ended December 31, 20    , we made new investment commitments of $         million, $         million in          new portfolio companies and $         million in          existing portfolio companies. For this period, we had $         million aggregate principal amount in exits and repayments, resulting in net portfolio growth of $         million aggregate principal amount.

Since we began investing in 2011 through                 , 20    , our exited investments have resulted in an aggregate cash flow realized gross internal rate of return to us of approximately     % (based on cash invested of approximately $         million and total proceeds from these exited investments of approximately $         million).          percent of these exited investments resulted in an aggregate cash flow realized gross internal rate of return to us of 10% or greater. For a description of how we calculate gross internal rates of return, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Aggregate Cash Flow Realized Gross Internal Rate of Return.”

Corporate Structure

TPG Specialty Lending, Inc. is a Delaware corporation formed on July 21, 2010. TSL Advisers, LLC is our external manager.

Our portfolio is subject to diversification and other requirements because we elected to be regulated as a BDC under the 1940 Act and treated as a RIC for U.S. federal income tax purposes. We made our BDC election on April 15, 2011. We intend to maintain these elections. See “Regulation” in the accompanying prospectus for more information on these requirements.

About Our Adviser

Our Adviser is a Delaware limited liability company. Our Adviser acts as our investment adviser and administrator and is a registered investment adviser with the SEC under the Investment Advisers Act of 1940, as amended, or the Advisers Act.

Our Adviser sources and manages our portfolio through a dedicated team of investment professionals predominately focused on us, which we refer to as our Investment Team. Our Investment Team is led by our Co-Chief Executive Officer and our Adviser’s Co-Chief Investment Officer Joshua Easterly, our Co-Chief Executive Officer Michael Fishman and our Adviser’s Co-Chief Investment Officer Alan Waxman, all of whom have substantial experience in credit origination, underwriting and asset management. Our investment decisions are made by our investment review committee, or the Investment Review Committee, which includes senior personnel of TSSP and TPG.

TSSP is TPG’s special situations and credit platform and encompasses TPG Specialty Lending, Inc., TPG Opportunities Partners, which invests in special situations and distressed investments across the credit cycle, and TPG Institutional Credit Partners, which is a “public-side” credit investment platform focused on investment opportunities in the broadly syndicated leveraged loan markets. TSSP had over $         billion of assets under management as of                 , 20    . TSSP has extensive experience with highly complex, global public and private investments executed through primary originations, secondary market purchases and restructurings, and has a team of          investment and operating professionals.          of these personnel are dedicated to our business, including          investment professionals. The TSSP members of the Investment Review Committee are Joshua Easterly, Michael Fishman, Alan Waxman and David Stiepleman.

TPG is a leading global private investment firm founded in 1992 with          billion of assets under management, as of                 , 20    , and offices in San Francisco, Fort Worth, Austin, New York and throughout the world. In addition to TSSP, TPG’s investment business includes discrete investment platforms focused on a range of alternative investment products, including TPG Capital, which is TPG’s flagship large capitalization private equity business and focuses on global investments across all major industry sectors; TPG Growth, which invests in small- and middle-market growth equity and corporate opportunities in all major industry sectors in North America and in other developed and emerging markets; TPG Biotechnology Partners, which invests in early- and late-stage venture capital opportunities in the biotechnology and related life sciences industries; and TPG Real Estate, which is the real estate platform of TPG. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings, and has a team of          professionals. The TPG members of the Investment Review Committee are TPG co-founders, David Bonderman and James Coulter, and TPG Senior Partners, Jonathan Coslet and James Gates.

Our Adviser consults with TSSP and TPG in connection with a substantial number of our investments. The TSSP and TPG platforms provide us with a breadth of large and scalable investment resources. We believe we benefit from their market expertise, insights into sector and macroeconomic trends and intensive due diligence capabilities, which help us discern market conditions that vary across industries and credit cycles, identify favorable investment opportunities and manage our portfolio of investments.

Management of the Adviser consists primarily of senior executives of TSSP and TPG. TSSP and TPG executives, including members of our Investment Review Committee and certain of our other senior personnel, own a significant stake in the Adviser. As of                 , 20    , our Adviser owned     % of our common stock. See “Management,” “Related-Party Transactions and Certain Relationships” and “Control Persons and Principal Stockholders” in the accompanying prospectus.

[The Adviser has entered into an agreement with Goldman, Sachs & Co., which we refer to as the 10b5-1 Plan, in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, under which Goldman, Sachs & Co., as agent for the Adviser, will buy up to $25 million in the aggregate of our common stock, subject to certain conditions, during the period beginning April 24, 2014 and ending on the earlier of the date on which all the capital committed to the 10b5-1 Plan has been exhausted or December 31, 2014. See “Related-Party Transactions and Certain Relationships” in the accompanying prospectus.]

Recent Developments

[Insert description of recent developments at time of offering]

Corporate Information

Our principal executive offices are located at 301 Commerce Street, Suite 3300, Fort Worth, TX 76102 and our telephone number is (817) 871-4000. Our corporate website is located at http://www.tpgspecialtylending.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

[Insert material terms of the Notes in tabular form to the extent required to be disclosed by applicable law or regulation.]

RISK FACTORS

[Insert risk factors applicable to the Notes and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

SELECTED FINANCIAL DATA AND OTHER INFORMATION

You should read the following selected consolidated historical financial data below in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included in this prospectus supplement or the accompanying prospectus. The selected financial data in this section is not intended to replace the consolidated financial statements and is qualified in its entirety by the consolidated financial statements and related notes included in this prospectus supplement or the accompanying prospectus.

We derived the selected consolidated financial data for the years ended December 31, 20    , December 31, 20     and December 31, 20     from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus supplement or the accompanying prospectus. We derived the selected consolidated financial data for the          ended                 , 20     and                 , 20     from our unaudited interim consolidated financial statements and related notes, which are included elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Selected Financial Data and Other Information reflecting most recently filed financials prior to the offering.]

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of $         million aggregate principal amount of Notes in this offering will be approximately $         million (or approximately $         million if the underwriters fully exercise their over-allotment option), in each case assuming a public offering price of     % of par, after deducting the underwriting discounts and commissions of $         million (or approximately $         million if the underwriters fully exercise their over-allotment option) payable by us and estimated offering expenses of approximately $         million payable by us.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Data and Other Information” and our consolidated financial statements and related notes appearing elsewhere in this prospectus supplement or the accompanying prospectus. The information in this section contains forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus for a discussion of the uncertainties, risks and assumptions associated with these statements.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION

The following table sets forth (a) our actual consolidated capitalization at                 , 20     and (b) our pro forma consolidated capitalization to reflect the effects of the sale of $         aggregate principal amount of Notes [(assuming that the underwriters do not exercise their over-allotment option)] assuming a public offering price of     % of par, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. You should read this table together with “Use of Proceeds” and our most recent balance sheet included elsewhere in this prospectus supplement or the accompanying prospectus.

As of , 20 (unaudited, dollar amounts in thousands)
	Actual	Pro Forma
Cash and cash equivalents	$	$
Debt
[List Debt outstanding as of period reported]
Total Debt
Stockholders’ Equity
Preferred stock, $0.01 par value; shares authorized; and shares issued and outstanding, respectively	$	$
Common stock, $0.01 par value; shares authorized; and shares issued, respectively; and shares outstanding, respectively
Additional paid-in capital
Treasury stock at cost, shares
Undistributed net investment income
Net unrealized [gain][loss] on investments and foreign currency transactions
Total stockholders’ equity	$	$
Total capitalization	$	$

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

[Insert disclosure regarding federal income tax consequences of an investment in the Notes to the extent required to be disclosed by applicable law or regulation.]

[CERTAIN ERISA CONSIDERATIONS]

[Insert disclosure regarding considerations for an investment in the Notes by entities subject to the Employee Retirement Income Security Act of 1974, as amended, related provisions under the Internal Revenue Code of 1986 or similar law to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

[            ] are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount
Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the purchase agreement if any of these Notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

An underwriting discount of     % per Note will be paid by us. [This underwriting discount will also apply to any Notes purchased pursuant to the over-allotment option.]

The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. [The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.]

	Per Note	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds to us, before expenses

[The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain other Financial Industry Regulatory Authority, or FINRA, members at the public offering price less a concession not in excess of     % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.]

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

[Over-allotment Option

We have granted an option to the underwriters to purchase up to an additional $         aggregate principal amount of the Notes offered hereby at the public offering price within          days from the date of this prospectus

supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional Notes proportionate to that underwriter’s initial principal amount reflected in the above table.]

[No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of or otherwise transfer or dispose of any debt securities issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by us or file any registration statement under the Securities Act with respect to any of the foregoing for a period of          days after the date of this prospectus supplement without first obtaining the written consent of [            ]. This consent may be given at any time without public notice.]

[Listing

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on         . We expect trading in the Notes on          to begin within          days after the original issue date. Currently there is no public market for the Notes.

We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.]

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in such assets, securities and instruments.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. In addition, Sutherland Asbill & Brennan LLP and Morris, Nichols, Arsht & Tunnell LLP will pass on certain legal matters for us. Cleary Gottlieb Steen & Hamilton LLP also represents the Adviser. Certain legal matters in connection with the offering will be passed upon for the underwriters by [            ], [            ].

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

$

        % [Insert ranking/conversion information] Notes due

PROSPECTUS SUPPLEMENT

[Underwriters]

                , 20